November   2004


To: Our Stockholders



While it is never satisfying to report a reduction in earnings from the previous year, we have made substantial progress toward improving our core earnings. You will recall that, in March, we expensed $747 thousand of unamoritized issuance costs associated with the refinancing of our trust preferred securities. In addition, our mortgage refinancing volume has dropped off significantly with the rise in interest rates, and Bancard earnings are lower than a year ago due to a sale of a portion of that business.

Consolidated earnings for the nine months ended September 30, 2004 were $3.9 million, or basic earnings per share of $0.93 and diluted earnings per share of $0.91. For the first nine months of 2003, the Company had earnings of $4.4 million, or basic earnings per share of $1.05 and diluted earnings per share of $1.02. Earnings for calendar year 2003 were positively impacted by the Company's continued merchant credit card processing through September 2003 for an ISO portfolio which had been sold in October 2002. This ISO processing contributed $678 thousand, or $0.16 in diluted earnings per share, to the Company's net income during the first nine months of 2003.

Our earnings for the third quarter ended September 30, 2004 were $1.4 million, or basic earnings per share of $0.33 and diluted earnings per share of $0.33. For the same quarter one year ago, we reported earnings of $1.8 million, or basic earnings per share of $0.43 and diluted earnings per share of $0.42. All share and per share data has been retroactively adjusted to reflect a 3-for-2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

In February 2004, we issued $8.0 million in floating rate and $12.0 million in fixed rate trust preferred securities. In connection with this issuance, we redeemed, on June 30, 2004, $12.0 million of trust preferred securities originally issued in 1999. Prior to this redemption, we had expensed $747 thousand of unamortized issuance costs associated with these trust preferred securities in March 2004. The write-off of these costs, combined with the additional interest costs of the new securities, resulted in an after-tax reduction to net income during the first nine months of 2004 of $721 thousand, or $0.17 in diluted earnings per share. We believe that this refinancing strategy will provide significant long-term benefits to the Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 4.83%, as compared to a rate of 9.2% on the prior fixed rate securities.

Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs of the new securities, net income for the nine months ended September 30, 2004 would have been $4.7 million, or diluted earnings per share of $1.08, a 7% improvement over earnings for the same period in 2003. Although excluding the impact of this event is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented.

Due to the anticipated declines in both gains on the sale of residential real estate loans and in net merchant credit card fees, earnings for the third quarter fell short of earnings for the same quarter in 2003 by $385 thousand.
During the third quarter, earnings were significantly impacted by a $919 thousand reduction in gains on the sale of residential real estate loans, when compared to one year ago. In addition, merchant credit card fees, net of processing costs, were $531 thousand less than the same quarter one year ago, due to the termination of the ISO processing in September 2003. We are very pleased by the $2.5 million increase in net interest income that we have experienced to date during 2004, which has primarily been the result of a 20% increase in the Company's loan portfolio from one year ago. We are also pleased with the improvements in non-interest income that have been realized in trust department fees of 13% and deposit service fees of 15%. In summary, our significant increases in net interest income and certain areas of noninterest income have almost entirely offset the expected reductions in gains on loan sales, merchant credit card fees and the one-time cost of our trust preferred securities refinancing.

The Company continues to experience outstanding growth during 2004, with total assets increasing at an annualized rate of 24% during the first nine months. The Company's total assets increased 18% to $836.4 million at September 30, 2004 from $710.0 million at December 31, 2003. During the same period, net loans increased by $102.2 million or 20% to $616.0 million from $513.8 million at December 31, 2003. Non-performing assets increased to $6.7 million at September 30, 2004 from $5.0 million at December 31, 2003. Total deposits increased to $529.4 million at September 30, 2004 when compared to $511.7 million at December 31, 2003. Stockholders' equity rose to $45.3 million at September 30, 2004 as compared to $41.8 million at December 31, 2003, primarily as the result of net income and the net increase in shares of common stock, partially offset by the declaration of a cash dividend and a decrease in fair value of securities classified as available for sale.

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We had the pleasure of celebrating  the  three-year  anniversary of Cedar Rapids
Bank & Trust this fall. CEO Larry Helling and his team have accomplished a great deal in that time period and have surpassed $200 million in assets and continue to become more profitable every quarter. The Bank has continued to experience rapid growth, reaching total assets of $203.8 million, net loans of $154.7 million, and deposits of $135.0 million as of September 30, 2004, and improved profitability, as the bank had after-tax net income of $234 thousand for the third quarter of 2004, as compared to $132 thousand for the same quarter one year ago. Cedar Rapids Bank & Trust is also growing its physical presence in the market with construction under way of both a new main office in downtown Cedar Rapids and a branch facility located in northern Cedar Rapids on Council Street.

Our Rockford de novo project continues to move forward. That operation is now open as a branch of Quad City Bank & Trust and we expect to have approval to operate as a separate charter in the first quarter of 2005. Our executive officers, Tom Budd and Shawn Way, are busy hiring a quality staff and conducting a private placement of Company common stock to assist in the capitalization of Rockford Bank & Trust. They are currently located in temporary office space and should be operating in the Morrisey Building in downtown Rockford by December. We are excited to add this talented group to our team.

We are making substantial investments in property and equipment this year and next. As discussed previously, we have introduced image processing and phone banking this past year. Cedar Rapids Bank & Trust is constructing a new headquarters facility on First Avenue in the heart of downtown Cedar Rapids and a branch in the northern section of Cedar Rapids. Quad City Bank & Trust is building a new facility in northwest Davenport at the Five Points intersection. In addition, Quad City Bank & Trust has remodeled the lower level of its Moline location and added to its space on Brady Street in Davenport.

Since 2001, we have endured a tepid economic recovery, with fits and starts alternatively labeled as the end, the beginning, the end of the beginning, or the beginning of the end. As we approached this year's national elections, debate intensified. At heart were fundamental issues about the use of incentives and government's role in our economy and lives. Some of this rhetoric became quite harsh, but it is now in the best interest of all citizens to pull together in support of the elected administration.

The Federal Reserve (Fed) is in a great position to raise interest rates to the "neutral" range. The economic growth allows for a measured - and unthreatening - pace. Without the need to react, the Fed can follow the slow-rise path, regardless of the data, as they believe rates are below levels that would hamper growth. Indeed, contrary to the norm, when the Fed raised rates in September, market rates declined as investors bet that the slow rise could even be halted if necessary. Nonetheless, we believe rates will slowly move upward.

The elections have passed and we will await the economic implications. In the meantime, thanks to all of you for your continued support. It is a privilege to serve you.

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